EXHIBIT 21.1



                         THE ESTEE LAUDER COMPANIES INC.
                            SIGNIFICANT SUBSIDIARIES


All significant subsidiaries are wholly-owned by The Estee Lauder Companies Inc. and/or one or more of its wholly-owned subsidiaries.

                                                        Jurisdiction
                           Name                      in which Organized
        -------------------------------------------  ------------------
        Aramis Inc.                                       Delaware

        Clinique Laboratories, Inc.                       Delaware

        ELCA Cosmeticos LDA                               Portugal

        Estee Lauder Inc.                                 Delaware

        Estee Lauder International, Inc.                  Delaware